UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a - 6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a - 12

UFP INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee:
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14-a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule, or Registration No.:

	(3)	Filing Party:

	(4)	Date Filed:

UFP INDUSTRIES, INC.

Annual Meeting of Shareholders to be held on April 20, 2022

Supplemental Information dated April 1, 2022
Regarding the Proposal to Increase Authorized Capital Stock
and the Proposal to Amend the Company’s Long-Term Stock Incentive Plan

On March 8, 2022, UFP Industries, Inc. (the “Company”) filed a proxy statement (the “Proxy Statement”) for its 2022 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, April 20, 2022, at 8:30 a.m., local time, at the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, Michigan 49525.

Proposal to Increase Authorized Common Stock

The Proxy Statement includes a proposal to amend the Company’s Articles of Incorporation to increase the number of shares of common stock the Company is authorized to issue from 80,000,000 shares to 250,000,000 shares.

On March 29, 2022, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Company’s Annual Meeting. The proposal to increase the Company’s authorized common stock received an unfavorable recommendation from ISS because ISS believes the proposed increase in the number of authorized shares of common stock is excessive and there is no specific and severe risk of non-approval. After consideration of the recommendation by ISS, the Board of Directors of the Company unanimously approved, subject to shareholder approval, an amendment to the first paragraph of Article III of the Company’s Articles of Incorporation (“Articles”) to read as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred sixty-one million (161,000,000) shares, of which one hundred sixty million (160,000,000) shares shall be of a single class of common stock and one million (1,000,000) shares shall be series preferred stock.

This amendment would increase the Company’s authorized common stock from 80,000,000 shares to 160,000,000 shares of common stock. There would be no change in the number of authorized preferred shares. The purpose of the amendment is to give the Board the ability to effect a 2-for-1 stock split of the Company’s outstanding shares of common stock. As of the record date for the Annual Meeting, there were 62,085,149 shares of the Company’s common stock issued and outstanding.

Proposal to Amend the Company’s Long-Term Stock Incentive Plan

The Proxy Statement also includes a proposal to amend the Company’s Long-Term Stock Incentive Plan (the “Plan”) to authorize an additional 2,700,000 shares of the Company’s common stock for issuance pursuant to the Plan.

On March 29, 2022, ISS published a proxy analysis and vote recommendation for the Company’s Annual Meeting. The proposal to amend the Plan received an unfavorable recommendation from ISS because, among other things, ISS believes the estimated cost of the Plan is excessive as a result of the number of shares of the Company’s common stock available for issuance under the Plan.

It is our understanding ISS calculated the estimated cost of the Plan using, among other data, information included in the table in the Proxy Statement under the heading “Equity Compensation Plan Information,” which table reflected shares available for issuance pursuant to various Company plans as of December 25, 2021. As disclosed on page 21 of the Proxy Statement, as of February 24, 2022, there were 23,058 shares of common stock available for issuance pursuant to the Plan, and there were 2,165,141 shares of common stock subject to outstanding and unvested awards that had been made pursuant to the Plan. In addition, as of February 24, 2022, there were 456,019 shares of common stock reserved for future issuance pursuant to the Company’s Employee Stock Purchase Plan (ESPP), 193,196 shares of common stock reserved for future issuance pursuant to the Company’s Director Retainer Stock Plan (DRSP), and 13,615 shares of common stock reserved for future issuance pursuant to the Company’s Stock Gift Plan.

General

Any vote “FOR” or “AGAINST” a proposal as described in the Proxy Statement using the proxy materials previously furnished by the Company (or a beneficial owner’s broker, bank, or other nominee) will continue to be counted as a vote “FOR” or “AGAINST” the proposal. If any shareholder has already returned his or her properly executed proxy card or voted via the internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submitting a later dated proxy card, by casting a subsequent vote via the Internet, or as otherwise described in the Proxy Statement. If your stock is held in street name, you must follow the instructions of the broker, bank, or nominee as to how to change your vote. If you would like to obtain proxy materials or have any questions, you should contact the Company at (800) 598-9663 or dtutas@ufpi.com.

This Supplement to the Proxy Statement is being released on or about April 1, 2022, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

19355018